Exhibit 4.1

Schlumberger Investment S.A.

5.000% Senior Notes due 2034

Irrevocably and Unconditionally Guaranteed by

Schlumberger Limited

FOURTH SUPPLEMENTAL INDENTURE

Dated as of May 29, 2024

The Bank of New York Mellon,

as Trustee, Registrar, Paying Agent

and Transfer Agent

Fourth Supplemental Indenture (this “Fourth Supplemental Indenture”) dated as of May 29, 2024 by and among Schlumberger Investment S.A., a public limited liability company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered address at 5, Place de la Gare, L-1616 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés, Luxembourg) under number B 163.122 (the “Company”), Schlumberger Limited, a company incorporated under the laws of Curaçao (the “Guarantor”), and The Bank of New York Mellon, as trustee (the “Trustee”), registrar, paying agent, and transfer agent.

RECITALS

A. The Company, the Guarantor, and the Trustee, executed and delivered an Indenture, dated as of December 3, 2013, as amended by Section 1.9 of the Second Supplemental Indenture, dated as of June 26, 2020 (as so amended, the “Base Indenture”), to provide for the issuance by the Company from time to time of debentures, notes or other debt instruments evidencing its indebtedness. The Base Indenture, as supplemented and amended by this Fourth Supplemental Indenture, is herein referred to as the “Indenture.”

B. The Company has authorized the issuance of $500,000,000 principal amount of 5.000% Senior Notes due 2034 (the “Notes”).

C. The Company and the Guarantor desire to enter into this Fourth Supplemental Indenture pursuant to Section 9.1 of the Base Indenture to (i) establish the terms of the Notes and in accordance with Section 2.2 of the Base Indenture, (ii) establish the form of the Notes in accordance with Sections 2.2.13 and 2.3 of the Base Indenture and (iii) change certain provisions of the Base Indenture with respect to the Notes and any Series of Securities created after the date hereof.

D. All things necessary to make this Fourth Supplemental Indenture a valid and legally binding agreement according to its terms have been done.

NOW, THEREFORE, for and in consideration of the foregoing premises, the Company, the Guarantor and the Trustee mutually covenant and agree for the equal and proportionate benefit of the Holders from time to time of the Notes as follows:

ARTICLE I

Section 1.1. Additional Defined Terms.

As used herein, the following defined terms shall have the following meanings with respect to the Notes only:

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary that apply to such transfer or exchange at the relevant time.

“Certificated Note” means a definitive note in registered non-global certificated form.

“Global Note Legend” means the legend set forth in Section 1.4 hereof, which is required to be placed on all Global Notes issued under the Indenture.

“Global Notes” means, individually and collectively, the global notes for the Notes, substantially in the form of Exhibit A hereto and that bears the Global Note Legend, issued in accordance with Sections 2.1 of the Base Indenture and 1.3 hereof.

“Indirect Participant” means any entity that, with respect to the Depositary, clears through or maintains a direct or indirect custodial relationship with a Participant.

“Interest Payment Date” means the stated due date of an installment of interest on the Notes set forth in the Notes.

“Note Guarantee” means the Guarantee by the Guarantor of the Company’s obligations under the Indenture and the Notes, pursuant to the provisions of the Indenture.

“Participant” means, with respect to the Depositary, a Person who has an account with the Depositary.

“Redemption Date” means, when used with respect to any Note to be redeemed, the date fixed for such redemption by or pursuant to the Indenture.

Section 1.2. Terms of the Notes.

The following terms relate to the Notes:

(1)	The Notes shall constitute a new Series of Securities under the Base Indenture, having the title “5.000% Senior Notes due 2034.”

(2)

The aggregate principal amount of the Notes (the “Initial Notes”) that may be initially authenticated and delivered under the Indenture shall be $500,000,000. The Company may from time to time, without the consent of the Holders of the Notes, issue additional Notes (in any such case “Additional Notes”) having the same forms and terms (other than the date of issuance and, under certain circumstances, the date from which interest thereon will begin to accrue), and will carry the same right to receive accrued and unpaid interest, as the Notes previously outstanding. Any Additional Notes and the Initial Notes shall constitute a single Series of Securities under the Indenture, including for purposes of voting and redemptions, and all references to the “Notes” shall include the Initial Notes and any Additional Notes, unless the context otherwise requires, provided, however, that a separate CUSIP or ISIN shall be issued for the Additional Notes, unless the Initial Notes and the Additional Notes are fungible for U.S. federal income tax purposes. Such Additional Notes will also be guaranteed by the Guarantor (with the same ranking as the Note Guarantee for the Initial Notes). The aggregate principal amount of the Additional Notes that may be issued shall be unlimited.

(3)	The entire outstanding principal of the Notes shall be payable on June 1, 2034.

(4)

The rate at which the Notes shall bear interest shall be 5.000% per year. The date from which interest shall accrue on the Notes shall be May 29, 2024, or the most recent Interest Payment Date to which interest has been paid or provided for. The Interest Payment Dates for the Notes shall be June 1 and December 1 of each year, beginning December 1, 2024. Interest shall be payable on each Interest Payment Date to the Holders of record at the close of business on May 15 and November 15 prior to each Interest Payment Date (whether or not a Business Day). The basis upon which interest shall be calculated shall be that of a 360-day year consisting of twelve 30-day months.

(5)

The Notes shall be issuable in whole in the form of one or more registered Global Notes, and the Depositary for such Global Notes shall be The Depository Trust Company, New York, New York (“DTC”). The Notes shall be substantially in the form attached hereto as Exhibit A, the terms of which are herein incorporated by reference. The Notes shall be denominated and payable in Dollars and shall be issuable in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

(6)

The Notes may be redeemed at the option of the Company or the Guarantor prior to the Maturity date, as provided in Article III of the Base Indenture and under the caption “Optional Redemption” in the Notes.

(7)	The Notes will not have the benefit of any sinking fund.

(8)

Except as provided in Sections 1.3 and 1.5 hereof, the Holders of the Notes shall have no special rights in addition to those provided in the Base Indenture upon the occurrence of any particular events.

(9)	The Notes will be senior unsecured obligations of the Company and will rank equally and ratably in right of payment to all of the Company’s other unsecured indebtedness.

(10)	The Notes are not convertible into shares of common stock or other securities of the Company.

(11)	The restrictive covenants set forth in Article IV of the Base Indenture shall be applicable to the Notes.

(12)	The Notes shall be issued as Unrestricted Securities.

Section 1.3. Transfer and Exchange.

1.3.1 Transfer and Exchange of Global Notes. This Section 1.3.1 replaces the second paragraph of Section 2.14.2 of the Base Indenture with respect to the Notes only.

Except as provided in Section 2.14.2 of the Base Indenture, a Global Note may not be transferred except as a whole by the Depositary with respect to such Global Note to a nominee of such Depositary, by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such a successor Depositary; however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.7 of the Base Indenture, as amended by this Section 1.3.

1.3.2 Transfer and Exchange of Beneficial Interests in the Global Notes. This Section 1.3.2 shall apply with respect to the Notes only.

The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of the Indenture and the Applicable Procedures. Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (a) or (b) below, as applicable, as well as one or more of the other following subparagraphs, as applicable.

(a) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 1.3.2(a).

(b) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 1.3.2(a) above, the transferor of such beneficial interest must deliver to the Registrar either:

(i) both:

(1)

a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(2)	instructions given by the Depositary in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(ii) both:

(1)

a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Certificated Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(2)	instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Certificated Note shall be registered.

Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in the Indenture and the Notes, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 1.3.4 of this Fourth Supplemental Indenture.

1.3.3 Transfer and Exchange of Certificated Notes for Certificated Notes. This Section 1.3.3 shall apply with respect to the Notes only.

Upon request by a Holder of a Certificated Note and such Holder’s compliance with the provisions of this Section 1.3.3, the Registrar will register the transfer or exchange of a Certificated Note. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Certificated Note duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, reasonably required by the Registrar.

1.3.4 Cancellation and/or Adjustment of Global Notes. This Section 1.3.4 shall apply with respect to the Notes only.

At such time as all beneficial interests in a particular Global Note have been exchanged for Certificated Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.12 of the Base Indenture. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interests in another Global Note or for Certificated Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

1.3.5 General Provisions Relating to Transfers and Exchanges. This Section 1.3.5 shall replace Section 2.7 of the Base Indenture with respect to the Notes only.

(a) To permit registrations of transfers and exchanges, the Company will execute and the Trustee will authenticate Global Notes and Certificated Notes upon receipt of a Company Order in accordance with Section 2.3 of the Base Indenture.

(b) No service charge will be made to a holder of a beneficial interest in a Global Note, a Holder of a Global Note or to a Holder of a Certificated Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any stamp duty, stamp duty reserve tax, documentary, transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.11, 3.6 or 9.6 of the Base Indenture).

(c) The Registrar will not be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(d) All Global Notes and Certificated Notes issued upon any registration of transfer or exchange of Global Notes or Certificated Notes will be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under the Indenture, as the Global Notes or Certificated Notes surrendered upon such registration of transfer or exchange.

(e) Neither the Registrar nor the Company will be required:

(i) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.2 of the Base Indenture, as amended by this Fourth Supplemental Indenture, and ending at the close of business on the day of selection;

(ii) to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(iii) to register the transfer of or to exchange a Note between a record date and the next succeeding Interest Payment Date.

1.3.6 Holders. This Section 1.3.6 shall replace Section 2.14.6 of the Base Indenture with respect to the Notes only.

Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of, premium, if any, and interest and Additional Amounts, if any, on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

Section 1.4. Legend.

This Section 1.4 shall replace Section 2.14.3 of the Base Indenture with respect to the Notes only.

The following legend will appear in substantially the following form on the face of each Global Note issued under the Indenture unless specifically stated otherwise in the applicable provisions of the Indenture.

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF,

AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 1.3 OF THE FOURTH SUPPLEMENTAL INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 1.3 OF THE FOURTH SUPPLEMENTAL INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.12 OF THE BASE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT TO A CUSTODIAN OR A NOMINEE OF SUCH CUSTODIAN, BY A CUSTODIAN OR A NOMINEE OF SUCH CUSTODIAN TO A DEPOSITARY OR TO ANOTHER NOMINEE OR CUSTODIAN OF SUCH DEPOSITARY, OR BY SUCH CUSTODIAN OR DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR CUSTODIAN OR A NOMINEE THEREOF. ACCORDINGLY, UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

Section 1.5. Note Guarantee.

1.5.1 Guarantee.

(a) Subject to this Section 1.5.1, the Guarantor hereby unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture, the Notes or the obligations of the Company hereunder or thereunder, that:

(i) the principal of, premium on, if any, and interest, if any, on, the Notes and all other amounts payable by the Company under the Indenture will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, premium on, if any, and interest, if any, on, the Notes, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantor will be obligated to pay the same immediately. The Guarantor agrees that its Note Guarantee is a guarantee of payment and not a guarantee of collection.

(b) The Guarantor hereby agrees that its obligations under its Note Guarantee are unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes or the Trustee with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of the Guarantor. The Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that its Note Guarantee will not be discharged with respect to the Notes except by complete performance of the obligations contained in the Notes and the Indenture.

(c) If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantor or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantor, any amount paid either to the Trustee or such Holder, the Guarantor’s Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(d) The Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders with respect to the Notes in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby with respect to the Notes. The Guarantor further agrees that, as between the Guarantor, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VI of the Base Indenture for the purposes of the Guarantor’s Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article VI of the Base Indenture, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantor for the purpose of the Guarantor’s Note Guarantee.

1.5.2 Limitation on Guarantor Liability. The Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of the Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to its Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantor hereby irrevocably agree that the obligations of the Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of the Guarantor that are relevant under such laws, result in the obligations of the Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.

1.5.3 Execution and Delivery of Note Guarantee. The terms of the Note Guarantee set forth in Section 1.5.1 do not require the Guarantor to evidence its Note Guarantee through any notation of the Note Guarantee endorsed by an Officer of the Guarantor on each Note authenticated and delivered by the Trustee. This Fourth Supplemental Indenture will be executed on behalf of the Guarantor by one of its Officers.

The Note Guarantee set forth in Section 1.5.1 hereof will remain in full force and effect without any requirement to endorse on each Note a notation of the Note Guarantee.

If an Officer of the Guarantor whose signature is on this Fourth Supplemental Indenture no longer holds that office at the time the Trustee authenticates any Note, the Note Guarantee will be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof, will constitute due delivery of the Note Guarantee set forth in this Fourth Supplemental Indenture on behalf of the Guarantor.

1.5.4 Releases.

Upon legal defeasance or covenant defeasance with respect to the Notes in accordance with Article VIII of the Base Indenture or satisfaction and discharge of the Indenture, the Guarantor will be released and relieved of any obligations with respect to the Notes under its Note Guarantee to the extent set forth in the Indenture.

If the Guarantor is not released from its obligations under its Note Guarantee as provided in this Section 1.5.4, the Guarantor will remain liable for the full amount of principal of, premium on, if any, and interest, if any, on, the Notes and for the other obligations of the Guarantor under the Indenture with respect to such Notes as provided in this Section 1.5.

Section 1.6. Selection of Notes to be Redeemed. This Section 1.6 shall replace Section 3.2 of the Base Indenture with respect to the Notes only.

If fewer than all the Notes are to be redeemed at any time, the Trustee will select Certificated Notes for redemption on a pro rata basis (or, in the case Global Notes, Notes to be redeemed will be selected in accordance with the Applicable Procedures of the Depositary) unless otherwise required by law or applicable stock exchange. The Trustee will not be liable for selections made by it as contemplated in this Section.

Section 1.7. Notice of Redemption.

Section 3.3 of the Base Indenture is hereby amended with respect to the Notes only by changing, in the first sentence thereof, the number “30” to the number “10”.

Section 1.8. Redemption Upon Changes in Tax Law. This Section 1.8 shall replace Section 3.10 of the Base Indenture with respect to the Notes only.

The Company or the Guarantor may redeem the Notes, in whole but not in part, at its discretion at any time upon giving not fewer than 10 nor more than 60 days’ prior notice to the Holders of such Notes (which notice will be irrevocable), at a redemption price equal to 100% of the aggregate principal amount thereof, together with accrued and unpaid interest, if any, to (but not including) the date fixed by the Company or the Guarantor, as applicable, for redemption (a “Tax Redemption Date”) and all Additional Amounts (if any) then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise (subject to the right of Holders of such Notes on the relevant record date to receive interest due on the relevant interest payment date and Additional Amounts (if any) in respect thereof), if on the next date on which any amount would be payable in respect of such Notes, the Company or the Guarantor, as applicable, is or would be required to pay Additional Amounts, and the Company or the Guarantor cannot avoid any such payment obligation by taking reasonable measures available to it (but not including substitution of the obligor of the Notes and, for avoidance of doubt, in the case of the Guarantor, by causing the payment to be made by the Company), and the requirement arises as a result of:

(a) any amendment to, or change in, or change in the enforcement or interpretation of, the laws (or any regulations or rulings promulgated thereunder)

of a Relevant Tax Jurisdiction which change or amendment becomes effective on or after the Issue Date (or, if the applicable Relevant Tax Jurisdiction became a Relevant Tax Jurisdiction on a date after the Issue Date, such later date), or

(b) any amendment to, or change in, an official interpretation or application of such laws, regulations or rulings (including by virtue of a holding, judgment, order by a court of competent jurisdiction, action taken by any legislative body or taxing authority, or a change in published administrative practice) which amendment or change becomes effective on or after the Issue Date (or, if the applicable Relevant Tax Jurisdiction became a Relevant Tax Jurisdiction on a date after the Issue Date, such later date).

Neither the Company nor the Guarantor, as applicable, will give any such notice of redemption earlier than 90 days prior to the earliest date on which the Company or the Guarantor, as applicable, would be obligated to make such payment or withholding if a payment in respect of the Notes was then due, and the obligation to pay Additional Amounts must be in effect at the time such notice is given. Prior to giving any notice of redemption of the Notes pursuant to the foregoing, the Company or the Guarantor, as applicable, will deliver to the Trustee an opinion of independent tax counsel to the effect that there has been such amendment or change which would entitle the Company or the Guarantor to redeem such Notes in accordance with this Section 1.8. In addition, before the Company or the Guarantor, as applicable, gives notice of redemption of such Notes as described above, it will deliver to the Trustee an Officer’s Certificate to the effect that the Company or the Guarantor, as applicable, cannot avoid its obligation to pay Additional Amounts by the Company or the Guarantor, as applicable, taking reasonable measures available to it.

The Trustee will accept and be entitled to rely on such Officer’s Certificate and Opinion of Counsel as sufficient evidence of the existence and satisfaction of the conditions precedent as described above, in which event it will be conclusive and binding on the Holders of the Notes.

The foregoing will also apply mutatis mutandis to any jurisdiction in which any successor person to the Company or the Guarantor is incorporated, organized or resident for tax purposes or any jurisdiction from or through which payment is made by or on behalf of such Person on the Notes or the applicable Note Guarantee, and any political subdivision thereof or therein.

Section 1.9. Additional Amounts. This Section 1.9 shall replace Section 4.6 of the Base Indenture with respect to the Notes only.

(a)  All payments made by the Company under or with respect to the Notes, or by the Guarantor with respect to the Note Guarantee, will be made free and clear of and without withholding or deduction for, or on account of, any present or future tax, duty, levy, assessment or other governmental charge, including any related interest, penalties or additions to tax (“Taxes”) unless the withholding or deduction of such Taxes is then required by law or by interpretation or administration of law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of (1) any jurisdiction in which the Company (or a successor), or the Guarantor (or a successor), is then incorporated, organized or resident for tax purposes or any political subdivision thereof or therein or (2) any jurisdiction from or through which payment is made by or on behalf of the Company, or the Guarantor (including the jurisdiction of any Paying Agent for the Notes) or any political subdivision thereof or therein (each of clauses (1) and (2), a “Relevant Tax Jurisdiction”) will at any time be required to be made from any payments made or deemed made by or on behalf of the Company under or with respect to the Notes, as applicable, or the Guarantor under or with respect to the Note Guarantee, including payments of principal, redemption price, interest or premium, the Company or the Guarantor, as applicable, will pay such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payments by each beneficial owner of the applicable Notes after such withholding, deduction or imposition (including any such withholding, deduction or imposition from such Additional Amounts) will equal the respective amounts that would have been received in respect of such payments in the absence of such withholding or deduction; provided, however, that no Additional Amounts will be payable with respect to:

(1)

any Taxes, to the extent such Taxes would not have been imposed but for the existence of any actual or deemed present or former connection between the Holder or the beneficial owner of such Notes or Note Guarantee, as applicable, and the Relevant Tax Jurisdiction (including, without limitation, being or having been a national, resident or citizen of, being or having been engaged in a trade or business in, being or having been physically present in, or having or having had a permanent establishment in, such jurisdiction for Tax purposes), other than the holding of such Note, the enforcement of rights under such Notes or under the applicable Note Guarantee or the receipt of any payments in respect of such Notes or Note Guarantee;

(2)

any Taxes, to the extent such Taxes were imposed as a result of the presentation of the applicable Note for payment (where presentation is required) more than 30 days after the relevant payment is first made available for payment to the Holder (except to the extent that the Holder would have been entitled to Additional Amounts had the applicable Note been presented on the last day of such 30 day period);

(3)	any estate, inheritance, gift, sales, transfer, personal property or similar Taxes;

(4)

any Tax imposed on or with respect to any payment by the Company or the Guarantor to the Holder if such Holder is a fiduciary, partnership, limited liability company or other Person other than the sole beneficial owner of such payment to the extent that Taxes would not have been imposed on such payment had such Holder been the sole beneficial owner of such Note;

(5)	any Taxes withheld, deducted or imposed pursuant to the Luxembourg law of 23 December 2005, as amended from time to time;

(6)

Taxes imposed on or with respect to a payment made to a Holder of such Note who would have been able to avoid such withholding or deduction by presenting such Note (where presentation is required) to another Paying Agent;

(7)	any Taxes payable other than by deduction or withholding from payments under, or with respect to, such Notes or the Note Guarantee;

(8)

any Taxes to the extent such Taxes are imposed or withheld by reason of the failure of the Holder or beneficial owner of such Note, to comply with any written request of the Company or the Guarantor addressed to the Holder to satisfy any certification, identification, information or other reporting requirements, whether required by statute, treaty, regulation or administrative practice of the Relevant Tax Jurisdiction, as a precondition to exemption from, or reduction in the rate of deduction or withholding of, Taxes imposed by the Relevant Tax Jurisdiction (including, without limitation, a certification that the Holder or beneficial owner is not resident in such Relevant Tax Jurisdiction), but in each case, only to the extent the Holder or beneficial owner is legally entitled to provide such certification or documentation;

(9)

any Taxes imposed, deducted or withheld pursuant to section 1471(b) of the any Taxes imposed, deducted or withheld pursuant to section 1471(b) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or otherwise imposed pursuant to sections 1471 through 1474 of the Code, in each case, as of the date of the original issuance of the Notes (the “Issue Date”) (and any amended or successor version that is substantively comparable), any current or future regulations or agreements thereunder, official interpretations thereof or any law implementing an intergovernmental agreement relating thereto; or

(10)	any combination of items (1) through (9) of this Section 1.9(a).

(b) In addition to the foregoing, the Company and the Guarantor, as the case may be, will also pay and indemnify the beneficial owner for any present or future stamp, issue, registration, court or documentary Taxes, or any other excise or property Taxes, charges or similar levies (including penalties, interest and any other reasonable expenses related thereto) which are levied by a Relevant Tax Jurisdiction on the execution, delivery, issuance, or registration of the Notes, the Indenture, the Note Guarantee or any other document or instrument referred to herein, except in the case of Luxembourg, any registration duties (droits d’enregistrement) that would become payable upon a voluntary registration made by any party in Luxembourg of the Notes, the Indenture, the Note Guarantee or any other document or instrument referred to therein.

(c) If the Company or the Guarantor, as the case may be, becomes aware that it will be obligated to pay Additional Amounts with respect to any payment under or with respect to the Notes, or the Note Guarantee, the Company or the Guarantor, as the case may be, will deliver to the Trustee on a date that is at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises fewer than 45 days prior to that payment date, in which case the Company or the Guarantor will notify the Trustee promptly thereafter) an Officer’s Certificate stating the fact that Additional Amounts will be payable and the amount estimated to be so payable. The Officer’s Certificate(s) must also set forth any other information reasonably necessary to enable the Paying Agents to pay such Additional Amounts to Holders on the relevant payment date. The Trustee will be entitled to rely solely on such Officer’s Certificate as conclusive proof that such payments are necessary.

(d) The Company or the Guarantor, as the case may be, will make all withholdings and deductions required by law in respect of the Notes and the Note Guarantee, and will remit the full amount deducted or withheld to the applicable Tax authority in accordance with applicable law. The Company or the Guarantor will use its reasonable efforts to obtain Tax receipts from each Tax authority evidencing the payment of any Taxes so deducted or withheld. Upon reasonable written request, the Company or the Guarantor will furnish to the Trustee (or to a Holder or beneficial owner upon written request), within a reasonable time after the date the payment of any Taxes so deducted or withheld is made, certified copies of Tax receipts evidencing payment by the Company or the Guarantor, as the case may be, or if, notwithstanding such entity’s efforts to obtain receipts, receipts are not obtained, other evidence of payments (reasonably satisfactory to the Trustee) by such entity.

(e) Whenever in the Indenture there is mentioned, in any context, the payment of amounts based upon the principal amount of the Notes or of principal, interest or of any other amount payable under, or with respect to, any of the Notes or the Note Guarantee, such mention will be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

The obligations in this Section 1.9 will survive any termination, defeasance or discharge of the Indenture, any transfer by a Holder or beneficial owner of the Notes, and will apply, mutatis mutandis, to any jurisdiction in which any successor Person to the Company or the Guarantor is incorporated, organized or resident for tax purposes or any jurisdiction from or through which payment is made by or on behalf of such Person on the applicable Notes (or any Guarantees) and any political subdivision thereof or therein.

Notwithstanding any provision herein or in the Notes or the Guarantee to the contrary, none of the Trustee, the Registrar, any transfer agent or any Paying Agent will be required to determine the identity of a beneficial owner or be liable for any determination thereof by the Company or the Guarantor.

ARTICLE II

MISCELLANEOUS

Section 2.1. Definitions.

Capitalized terms used but not defined in this Fourth Supplemental Indenture shall have the meanings ascribed thereto in the Base Indenture.

Section 2.2. Confirmation of Indenture.

The Base Indenture, as supplemented and amended by this Fourth Supplemental Indenture, is in all respects ratified and confirmed, and the Base Indenture, this Fourth Supplemental Indenture and any applicable indentures supplemental thereto shall be read, taken and construed as one and the same instrument with respect to the Notes.

Section 2.3. Governing Law.

THIS FOURTH SUPPLEMENTAL INDENTURE, THE NOTES AND THE NOTE GUARANTEE, INCLUDING ANY CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS FOURTH SUPPLEMENTAL INDENTURE, THE NOTES OR THE NOTE GUARANTEE, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

THE APPLICATION OF THE PROVISIONS OF THE ARTICLES 470-1 TO 470-19 (INCLUSIVE) OF THE LUXEMBOURG LAW OF 10 AUGUST 1915 ON COMMERCIAL COMPANIES, AS AMENDED, IS HEREBY EXPRESSLY EXCLUDED.

Section 2.4. Severability.

In case any provision in this Fourth Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.5. Counterparts.

This Fourth Supplemental Indenture may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 2.6. No Benefit.

Nothing in this Fourth Supplemental Indenture, express or implied, shall give to any Person other than the parties hereto and their successors or assigns, and the Holders of the Notes, any benefit or legal or equitable rights, remedy or claim under this Fourth Supplemental Indenture or the Base Indenture.

Section 2.7. No Responsibility of the Trustee.

The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of the Notes, the Note Guarantee or this Fourth Supplemental Indenture. The recitals contained herein shall be taken as the statements solely of the Company or the Guarantor, and the Trustee assumes no responsibility for correctness thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed all as of the day and year first above written.

SCHLUMBERGER INVESTMENT S.A.

By:	/s/ Carol Joanna Todd
	Name:	Carol Joanna Todd
	Title:	Class B Director

SCHLUMBERGER LIMITED

By:	/s/ Howard Guild
	Name:	Howard Guild
	Title:	Chief Accounting Officer

[Signature Page to Fourth Supplemental Indenture]

The Bank of New York Mellon as Trustee, Registrar, Paying Agent and Transfer Agent

By:	/s/ Francine Kincaid
Name: Francine Kincaid
Title: Vice President

[Signature Page to Fourth Supplemental Indenture]

EXHIBIT A

FORM OF 5.000% SENIOR NOTES DUE 2034

[Insert the Global Note Legend]

5.000% SENIOR NOTES DUE 2034

No. [ ]                                                $[   ]

CUSIP: 806854 AM7

ISIN: US806854AM76

SCHLUMBERGER INVESTMENT S.A.

Société anonyme

5, Place de la Gare, L-1616 Luxembourg,

Grand Duchy of Luxembourg

R.C.S. Luxembourg: B 163.122

promises to pay to Cede & Co., or registered assigns, the principal sum of [   ] Dollars on June 1, 2034 (as modified by the Schedule of Increases and Decreases in the Global Note attached hereto).

Interest Payment Dates: June 1 and December 1

Record Dates: May 15 and November 15 (whether or not a Business Day)

Each holder of this Note (as defined below), by accepting the same, agrees to and shall be bound by the provisions hereof and of the Indenture described herein, and authorizes and directs the Trustee described herein on such holder’s behalf to be bound by such provisions. Each holder of this Note hereby waives all notice of the acceptance of the provisions contained herein and in the Indenture and waives reliance by such holder upon said provisions.

This Note shall not be entitled to any benefit under the Indenture, or be valid or become obligatory for any purpose, until the Certificate of Authentication hereon shall have been signed by or on behalf of the Trustee. The provisions of this Note are continued on the reverse side hereof, and such continued provisions shall for all purposes have the same effect as though fully set forth at this place.

Exhibit A-1

IN WITNESS WHEREOF, the Company has caused this instrument to be signed in accordance with the Indenture.

Date: May 29, 2024

SCHLUMBERGER INVESTMENT S.A.

By:
Name:
Title:

Exhibit A-2

CERTIFICATE OF AUTHENTICATION

This is one of the 5.000% Senior Notes due 2034 issued by Schlumberger Investment S.A. of the Series designated therein referred to in the within-mentioned Indenture.

Date: May 29, 2024

THE BANK OF NEW YORK MELLON as Trustee

By:
Name:
	Title:	Authorized Signatory

Exhibit A-3

Schlumberger Investment S.A.

5.000% Senior Notes due 2034

This note is one of a duly authorized Series of debt securities of Schlumberger Investment S.A., a public limited liability company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered address at registered office located at 5, Place de la Gare, L-1616 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés, Luxembourg) under number B 163.122 (the “Company”), issued or to be issued in one or more Series under and pursuant to an Indenture for the Company’s debentures, notes or other debt instruments evidencing its indebtedness, dated as of December 3, 2013, as amended by Section 1.9 of the Second Supplemental Indenture, dated as of June 26, 2020 (as so amended, the “Base Indenture”), duly executed and delivered by and among the Company, Schlumberger Limited, a corporation with limited liability governed by the laws of Curaçao (the “Guarantor”) and The Bank of New York Mellon as trustee (the “Trustee”), registrar, paying agent and transfer agent, as supplemented and amended by the Fourth Supplemental Indenture, dated as of May 29, 2024 (the “Fourth Supplemental Indenture”), by and among the Company, the Guarantor and the Trustee. The Base Indenture as supplemented and amended by the Fourth Supplemental Indenture is referred to herein as the “Indenture.” By the terms of the Base Indenture, the debt securities issuable thereunder are issuable in Series that may vary as to amount, date of maturity, rate of interest and in other respects as provided in the Base Indenture. This note is one of the Series designated on the face hereof (individually, a “Note,” and collectively, the “Notes”), and reference is hereby made to the Indenture for a description of the rights, limitations of rights, obligations, duties and immunities of the Trustee, the Company and the Holders of the Notes (the “Holders”).

Capitalized terms used herein and not otherwise defined shall have the meanings given them in the Indenture.

1. Interest. The rate at which the Notes shall bear interest shall be 5.000% per year. The date from which interest shall accrue on the Notes shall be May 29, 2024, or the most recent Interest Payment Date to which interest has been paid or provided for. The Interest Payment Dates for the Notes shall be June 1 and December 1 of each year, beginning December 1, 2024. Interest shall be payable on each Interest Payment Date to the Holders of record at the close of business on the May 15 and November 15 prior to each Interest Payment Date (whether or not a Business Day). The basis upon which interest shall be calculated shall be that of a 360-day year consisting of twelve 30-day months.

2. Method of Payment. The Company will pay interest on the Notes (except defaulted interest), if any, to the persons in whose name such Notes are registered at the close of business on the regular record date referred to on the facing page of this Note for such interest payment. In the event that the Notes or a portion thereof are called for redemption and the Redemption Date is subsequent to a regular record date with respect

Exhibit A-4

to any Interest Payment Date and prior to such Interest Payment Date, interest on such Notes will be paid upon presentation and surrender of such Notes as provided in the Indenture. The principal of and the interest on the Notes shall be payable in Dollars, at the office of the Paying Agent maintained for that purpose in accordance with the Indenture, or at the Company’s option, by check mailed to the address of the registered Holder or, with respect to any Global Note or upon application by the Holder of a Certificated Note to the specified office of any Paying Agent not less than 15 days before the due date of any payment, by wire transfer to a U.S. dollar account.

3. Registrar, Paying Agent, and Transfer Agent. Initially, The Bank of New York Mellon will act as Registrar; the initial Paying Agent will be The Bank of New York Mellon, in New York; the initial Transfer Agent will be The Bank of New York Mellon, in New York. The Company may change or appoint any Registrar, Paying Agent or Transfer Agent without notice to any Holder.

4. Indenture. The Notes are senior unsecured obligations of the Company and constitute the Series designated on the face hereof as the “5.000% Senior Notes due 2034”, initially limited to $500,000,000 in aggregate principal amount. The Company will furnish to any Holders upon written request and without charge a copy of the Base Indenture and the Fourth Supplemental Indenture. Requests may be made to: Schlumberger Limited, 5599 San Felipe Street, Houston, Texas 77056, Attention: Vice President and Treasurer.

5. Optional Redemption. At any time prior to the Par Call Date (as defined below), the Company may, at its option, redeem the Notes, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 15 basis points less (b) interest accrued to the Redemption Date, and

(2) 100% of the principal amount of the Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon, if any, to, but not including, the Redemption Date.

On or after the Par Call Date, the Company may, at its option, redeem the Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest thereon, if any, to, but not including, the Redemption Date.

“Par Call Date” means March 1, 2034.

“Treasury Rate” means, with respect to the Redemption Date, the yield determined by the Company in accordance with the following two paragraphs.

Exhibit A-5

The Treasury Rate will be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the Redemption Date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) — H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company will select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields — one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life — and will interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 will be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.

If on the third Business Day preceding the Redemption Date H.15 TCM is no longer published, the Company will calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such Redemption Date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date. If there is no United States Treasury security maturing on the Par Call Date, but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Notes, and one with a maturity date following the Par Call Date, the Company will select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date, or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company will select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security will be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

For the avoidance of doubt, the Trustee shall have no obligation to determine or calculate any rate, price or amount in respect of any optional redemption under the Indenture. The Company’s actions and determinations in determining the redemption price will be conclusive and binding for all purposes, absent manifest error.

Exhibit A-6

The Notes will not have the benefit of any sinking fund.

6. Denominations, Transfer, Exchange. The Notes are in registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the next succeeding Interest Payment Date.

7. Persons Deemed Owners. The registered Holder of a Note may be treated as the owner of it for all purposes. Only registered Holders have rights under the Indenture.

8. Repayment to the Company. The Trustee and the Paying Agent shall promptly pay to the Company upon written request any excess money or Government Obligations (or proceeds therefrom) held by them at any time upon the written request of the Company.

Subject to the requirements of any applicable abandoned property laws, the Trustee and the Paying Agent shall pay to the Company upon written request any money held by them for the payment of principal, premium (if any), interest or any Additional Amounts that remains unclaimed for two years after the date upon which such payment shall have become due. After payment to the Company, Holders entitled to the money must look to the Company for payment as general creditors unless an applicable abandoned property law designates another Person, and all liability of the Trustee and the Paying Agent with respect to such money shall cease.

9. Amendment, Supplements and Waivers. Without the consent of any Holder of Notes, the Company, the Guarantor and the Trustee may amend or supplement the Indenture, the Notes or the Note Guarantee in certain circumstances, including: (a) to cure any ambiguity, omission, defect or inconsistency; (b) to provide for the assumption of the Company’s obligations under the Indenture and the Notes or the Guarantor’s obligations under the Note Guarantee by a successor upon any merger, consolidation or asset transfer or to provide for the assumption of the Company’s obligations under the Indenture and the Notes by a Subsidiary of the Guarantor in accordance with Section 5.2 of the Base Indenture; (c) to provide for uncertificated Notes in addition to or in place of Certificated Notes; (d) to provide any security for or guarantees of the Notes or for the addition of an additional obligor on the Notes; (e) to comply with any requirement to effect or maintain the qualification of the Indenture under the TIA; (f) to add covenants that would benefit the Holders of the outstanding Notes or to surrender any rights the

Exhibit A-7

Company has under the Indenture; (g) to change or eliminate any of the provisions of the Indenture, provided that any such change or elimination will not become effective with respect to any outstanding Notes created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision; (h) to provide for the issuance of and establish forms and terms and conditions of a new series of debt securities; (i) to issue additional Notes, provided that such additional Notes have the same terms as, and will be deemed part of the same series as, the Notes to the extent required under the Indenture; (j) to evidence and provide for the acceptance and appointment of a successor trustee with respect to the Notes and to add to or change any of the provisions of the Indenture as are necessary to provide for or facilitate the administration of the trust by more than one trustee; (k) to add additional Events of Default with respect to Notes; and (l) to make any change that does not adversely affect any of its outstanding Notes in any material respect. The Holders of a majority in principal amount of the outstanding Notes issued by the Company may waive any existing or past Default or Event of Default with respect to those Notes. Notwithstanding the foregoing, those Holders may not, however, waive any Default or Event of Default in any payment on any Note.

The Indenture or the Notes or the Note Guarantee may be amended or supplemented, and waivers may be obtained, with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, such Notes), and any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium on, if any, interest or Additional Amounts, if any, on, such Notes, except a payment Default resulting from an acceleration that has been rescinded) or compliance with any provision of the Indenture or the Notes or the Note Guarantee may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes).

10. Defaults and Remedies. If an Event of Default for the Company’s Notes occurs and is continuing (other than an Event of Default referred to in Section 6.1(f) or (g) of the Base Indenture), the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes may require the Company to pay immediately the principal amount plus accrued and unpaid interest on such Notes. If an Event of Default referred to in Section 6.l(f) or (g) of the Base Indenture occurs with respect to the Company (or with respect to the Guarantor), the principal amount plus accrued and unpaid interest on the Company’s Notes will become immediately due and payable without any action on the part of the Trustee or any Holder.

11. Trustee May Hold Notes. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any of its Affiliates with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights and duties. However, the Trustee is subject to Sections 7.10 and 7.11 of the Base Indenture.

Exhibit A-8

12. No Personal Liability of Directors, Officers, Employees and Certain Others. No director, officer, employee, incorporator or similar founder, stockholder or member of the Company or the Guarantor, as such, will have any liability for or any obligations of the Company or the Guarantor under the Indenture or the Notes, or the Note Guarantee or for any claim based on, in respect of or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

13. Discharge of Indenture. The Indenture contains certain provisions pertaining to discharge and defeasance, which provisions shall for all purposes have the same effect as if set forth herein.

14. Authentication. This Note shall not be valid until the Trustee signs, by manual, facsimile or electronic signature, the certificate of authentication attached to the other side of this Note.

15. Additional Amounts. The Company is obligated to pay Additional Amounts on this Note to the extent provided in the Indenture.

16. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM(= tenants in common), TEN ENT(= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

17. Governing Law. THE INDENTURE, THIS NOTE AND THE NOTE GUARANTEE, INCLUDING ANY CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THE INDENTURE, THE NOTES OR THE NOTE GUARANTEE, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

THE APPLICATION OF THE PROVISIONS OF THE ARTICLES 470-1 TO 470-19 (INCLUSIVE) OF THE LUXEMBOURG LAW OF 10 AUGUST 1915 ON COMMERCIAL COMPANIES, AS AMENDED, IS HEREBY EXPRESSLY EXCLUDED.

Exhibit A-9

ASSIGNMENT FORM

To assign this Note, fill in the form below: (I) or (we) assign and transfer this Note to:

 (Insert assignee’s legal name)

(Insert assignee’s soc. Sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee: (Signature must be guaranteed by a participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee))

Exhibit A-10

SCHEDULE OF INCREASES AND DECREASES IN THE GLOBAL NOTE

The following increases and decreases in this Global Note have been made:

Date of Increase or Decrease	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Registrar

Exhibit A-11